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                                                                   EXHIBIT 24(B)

The Board of Directors
Response Oncology, Inc.:

     The audits referred to in our report dated January 23, 1996, included the related financial statement schedules as of December 31, 1995, and for each of the years in the three-year period ended December 31, 1995, included in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

     We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus and incorporated herein by reference.

                                          KPMG PEAT MARWICK LLP

Memphis, Tennessee
July 16, 1996